Exhibit 99.1

DURECT Appoints Dr. Myriam Theeuwes as Senior Vice President, Clinical Development

CUPERTINO, Calif., September 20, 2017 / PRNewswire -- DURECT Corporation (Nasdaq: DRRX) announced today that Dr. Myriam Theeuwes has joined DURECT as Senior Vice President, Clinical Development. Dr. Theeuwes joins DURECT from Johnson & Johnson where she spent 18 years, most recently as Compound Development Team Leader for Janssen Pharmaceutical’s global public health initiatives where she led the development and launch of products including SIRTURO® (bedaquiline), the first drug with a new mechanism of action to treat tuberculosis in over 40 years.  Since its original FDA approval in 2012, the product has been widely registered in high burden areas and is available in over 100 countries globally.

“Dr. Theeuwes’ extensive experience and success in developing pharmaceuticals for both major and rare diseases is an ideal fit with DURECT’s pipeline of products,” stated James E. Brown, President and CEO of DURECT Corporation.  “We welcome her insights and leadership in guiding the development of DUR-928, our lead product candidate for the treatment of liver diseases, acute organ injuries and inflammatory skin conditions, as it advances into Phase 2 clinical testing.”

“I am excited to be joining a talented team that has in a few years taken this endogenous molecule from its discovery in an academic setting through an extensive pre-clinical development program and multiple Phase 1 studies,” said Dr. Theeuwes.  “The breadth of activity and safety profile of DUR-928 demonstrated to date suggests that it could potentially address multiple life threatening medical conditions with high unmet need.”

Prior to joining Janssen, Dr. Theeuwes spent 11 years at ALZA Corporation in positions of increasing responsibility culminating in her appointment as General Manager and Associate Medical Director for Europe.  Before her career in industry, Dr. Theeuwes was a practicing resident dentist at the University of California San Francisco (UCSF) and San Marcos Health Center in Honduras.  She received her dental degree from the University of Leuven, Belgium and obtained her California state dental license after completing the Advanced General Dentistry Residency Program at UCSF.

About DURECT Corporation

DURECT is a biopharmaceutical company actively developing new therapeutics based on its Epigenetic Regulator Program and proprietary drug delivery platforms.  DUR‑928, a new chemical entity in Phase 1 development, is the lead candidate in DURECT’s Epigenetic Regulator Program.  An endogenous, orally bioavailable small molecule, DUR-928 has been shown in preclinical studies to play an important regulatory role in lipid homeostasis, inflammation, and cell survival.  Human applications may include

Exhibit 99.1

acute organ injury, chronic metabolic diseases such as nonalcoholic fatty liver disease (NAFLD), nonalcoholic steatohepatitis (NASH) and other liver diseases with both broad and orphan populations, and inflammatory skin conditions such as psoriasis.  DURECT’s advanced oral, injectable, and transdermal delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. One late-stage product candidate in this category is POSIMIR® (SABER®-Bupivacaine), an investigational locally-acting, non-opioid analgesic intended to provide up to 3 days of continuous pain relief after surgery.  Another late stage product candidate is REMOXY® ER (oxycodone), an investigational pain control drug based on DURECT’s ORADUR® technology. For more information, please visit www.durect.com.

NOTE: POSIMIR®, SABER®, and ORADUR® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.  POSIMIR, DUR-928, and REMOXY ER are drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding the potential benefits and uses of our drug candidates, including the potential use of POSIMIR to treat post-surgical pain, the potential use of REMOXY ER to treat pain, the potential use of DUR-928 to treat NASH, other liver diseases, acute organ injury or inflammatory skin conditions such as psoriasis,  and potential markets for POSIMIR, DUR-928 and REMOXY ER, are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that the PERSIST clinical trial of POSIMIR will result in data that will not support a successful NDA resubmission or product approval, possible adverse events associated with the use of POSIMIR, DUR-928 or REMOXY ER, delays and costs due to additional work or other requirements imposed by regulatory agencies for continued development, approval or sale of POSIMIR, DUR-928 or REMOXY ER, that results from Phase 1 clinical trials of DUR-928 will not be replicated in Phase 2 trials, our ability to manufacture, commercialize and obtain marketplace acceptance of POSIMIR, DUR-928 or REMOXY ER, and avoid infringing patents held by other parties and secure and defend patents of our own, and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q filed on August 9, 2017 under the heading “Risk Factors.”

SOURCE:DURECT Corporation

CONTACT:  Matt Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936

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